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                                                                     EXHIBIT 5.1

                                                   August 4, 2000


McKesson HBOC, Inc.
McKesson Plaza
One Post Street
San Francisco, CA 94104



        I am Senior Vice President, General Counsel and Secretary of McKesson HBOC, Inc., a Delaware corporation (the "Company"). In that capacity I have reviewed the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to shares of the Company's Common stock, par value $0.01 per share, issuable pursuant to the MediVation, Inc.1999 Stock Option and Grant Plan. As General Counsel, I am familiar with the Company's Restated Certificate of Incorporation and its Restated By-Laws, as amended to date. I have also examined such other documents, corporate records and instruments as I have deemed necessary or appropriate for the purpose of this opinion.

        Based upon the foregoing, I am of the opinion that the shares of Common Stock of the Company, when issued in accordance with the MediVation, Inc. 1999 Stock Option and Grant Plan, will be legally issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

                                         Very truly yours,




                                         /s/Ivan D. Meyerson
                                         ---------------------------------------
                                         Senior Vice President,
                                         General Counsel and Corporate Secretary